Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE CONTRACT OPTION AWARD

Eau Claire, Wisconsin (March 15, 2021) – National Presto Industries, Inc. (NYSE: NPK) announced today that on March 12, 2021, AMTEC Corporation, its wholly-owned subsidiary, received an option award under year five (Government Fiscal Year (FY) 2021) of AMTEC’s current five-year 40mm systems contract with the Department of the Army. This award combined with the prior award on May 22, 2020, totals $92.9 million for delivery of M918 and M385A1 Projectile Assemblies used in the Army’s legacy high velocity training rounds. Deliveries will begin in April 2021 and continue into early 2023. Additional FY21 option awards are likely.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first self-service fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that, if not corrected, would cause significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.